UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 19, 2013

Electro Rent Corporation
(Exact Name of Registrant as Specified in Charter)

California	0-9061	95-2412961
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6060 Sepulveda Boulevard, Van Nuys, CA	91411-2512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (818) 787-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 19, 2013, Electro Rent Corporation entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, National Association (“JPM”), as administrative agent, J.P. Morgan Securities LLC, as sole bookrunner and sole lead arranger, and a syndicate of lenders. The Credit Agreement provides for a $25 million revolving credit facility including swingline loans and letters of credit, and has a term of three years.

The Credit Agreement replaces our existing line of credit, which is discussed below under Item 1.02 of this Form 8-K.

We have an option to increase the commitments under the Credit Agreement by up to $25 million, subject to certain approvals and conditions as set forth in the Credit Agreement.

Borrowings under the Credit Agreement will be used to repay all amounts outstanding (including fees and expenses) under our existing line of credit (which is discussed in Item 1.02 below) and for our working capital, capital expenditure and general corporate purposes.

Borrowings under the Credit Agreement bear interest at a rate equal to, at our election, the applicable rate for a “Eurodollar Loan” or a “CB Floating Rate Loan.” Eurodollar Loan advances accrue interest at a per annum interest rate equal to (i) the quotient (rounded upwards to the next 1/16th of 1%) of (a) the applicable LIBO Rate, divided by (b) one minus the maximum aggregate reserve requirement (expressed as a decimal) imposed under Federal Reserve Board Regulation D (the “Adjusted LIBO Rate”), plus (ii) 0.75%. CB Floating Rate Loan advances accrue interest at a per annum interest rate equal to (i) the higher of (a) JPM’s Prime Rate or (b) the Adjusted LIBO Rate for a one month interest period plus 2.5%, minus (ii) 2.0%.

The Credit Agreement will be guaranteed by us and certain of our subsidiaries.

The Credit Agreement contains customary affirmative and negative covenants (which are in some cases subject to certain exceptions), including, but not limited to, restrictions on the ability to incur additional indebtedness, create liens, make certain investments, make restricted payments, enter into or undertake certain liquidations, mergers, consolidations or acquisitions and dispose of assets or subsidiaries. In addition, the Credit Agreement requires us to maintain minimum earnings and tangible net worth.

The Credit Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other agreements or indebtedness, final judgments or orders, certain change of control events and certain bankruptcy-related events or proceedings.

The foregoing description of the Credit Agreement is qualified in its entirety by the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On November 19, 2013, in connection with entering into the Credit Agreement, we terminated our existing credit facility and repaid all outstanding loans thereunder. The existing credit facility was pursuant to the Commercial Credit Agreement, dated as of September 29, 2008, as amended through the Sixth Amendment to Commercial Credit Agreement dated as of November 29, 2012 (as so amended, the “Existing Credit Agreement”), with Union Bank, N.A., as administrative agent and collateral agent, and the lenders and other financial institutions party thereto. The Existing Credit Agreement provided for a revolving credit facility of $50 million. We terminated the Existing Credit Agreement without penalty.

Item 2.03.	Creation of a Direct Financial Obligation or Obligations under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement by and among Electro Rent Corporation, JPMorgan Chase Bank, National Association, as administrative agent, J.P. Morgan Securities LLC, as sole bookrunner and sole lead arranger, and the lenders party thereto, dated as of November 19, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRO RENT CORPORATION

/s/ Craig R. Jones
Name: Craig R. Jones
Title: Vice President and Chief Financial Officer

Dated: November 25, 2013

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